November 6, 2001







Shire Pharmaceuticals Group plc
Hampshire International Business Park
Chineham
Basingstoke RG24 8EP

Shire Finance Limited
c/o Maples and Calder
Ugland House
South Church Street
P.O. Box 304 George Town
Grand Cayman

                    Re: 2% Senior Guaranteed Convertible Notes due 2001
                        -----------------------------------------------

Ladies and Gentlemen:

     We have acted as special New York counsel to Shire Pharmaceuticals Group plc, a public limited liability company organized under the laws of England and Wales ("Shire"), and Shire Finance Limited, an exempted limited company organized under the laws of the Cayman Islands (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Shire and the Company with the Securities and Exchange Commission (the "SEC") for the registration under the Securities Act of 1933, as amended (the "Act"), of the Company's 2% Senior Guaranteed Convertible Notes due 2011 (the "Notes"). The Notes are convertible into exchangeable redeemable preference shares of the Company (the "Preference Shares") which will be immediately exchanged (unless redeemed at the Company's option for cash) into Shire's ordinary shares, nominal value (pound)0.05 per share (the "Ordinary Shares") or American depositary shares representing the Ordinary Shares.



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     The Notes were issued under an Indenture dated as of August 21, 2001 (the
"Indenture") by and among the Company, Shire and The Bank of New York ("BONY"), as trustee. The Notes and the Preference Shares are unconditionally guaranteed by Shire pursuant to the Indenture and the Preference Shares Guarantee Agreement dated as of August 21, 2001 between Shire and BONY, as trustee, respectively (collectively, the "Guarantees").

     In connection with this opinion, we have examined such records of Shire and the Company as we have deemed necessary. We have also examined certificates of public officials and directors and officers of Shire and the Company, as to such factual matters as we have deemed necessary or appropriate for the purpose of this opinion, but have made no independent investigation regarding such factual matters. In our examination, we have assumed (a) the due organization and valid existence of Shire and the Company, (b) the due authorization, execution, authentication and delivery by all persons of each of the Indenture, the Notes and the Guarantees, (c) that each of such parties has the legal power to act in the respective capacity or capacities in which it is to act thereunder, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to the original documents of all documents submitted to us as copies and (f) the genuineness of all signatures on all documents submitted to us.

     Based upon the foregoing, we are of the opinion that:

     1. Insofar as the laws of the State of New York are applicable thereto, the Indenture constitutes a valid and legally binding agreement of each of Shire and the Company, enforceable against each of Shire and the Company in accordance with its terms, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

     2. Insofar as the laws of the State of New York are applicable thereto, the Notes constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting



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                                      -3-


creditors' rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

     3. Insofar as the laws of the State of New York are applicable thereto, the Guarantees constitute valid and legally binding obligations of Shire, enforceable against Shire in accordance with their terms, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

     We are admitted to practice law only in the State of New York and, in rendering the opinions set forth above, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act. Our consent does not constitute a consent under
Section 7 of the Act, as we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the SEC thereunder.

                                           Very truly yours,

                                           /s/ Cahill Gordon & Reindel